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                                                               Exhibit 28(h)(9)

                             CONSULTING AGREEMENT

   This Consulting Agreement ("Agreement") entered into this 11/th/ day of June 2010, with an effective date of August 1, 2010 ("Effective Date"), is between LINCOLN INVESTMENT ADVISERS CORPORATION, a Tennessee corporation (the "Adviser"), and Wilshire Associates Incorporated ("Wilshire").

   WHEREAS, the Adviser desires to appoint Wilshire to provide the services described herein to the Adviser in respect of certain of the funds within the Lincoln Variable Insurance Products Trust (the "Trust") as listed hereto on Schedule A (the "Funds");

   WHEREAS, Wilshire is willing to serve the Adviser in such capacity;

   NOW THEREFORE, in consideration of the mutual covenants and for the mutual consideration contained herein, the parties agree as follows:

1. APPOINTMENT OF WILSHIRE.

   Wilshire agrees to provide the services described in Section 2 below subject to the direction and control of the Adviser. Wilshire will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way.

2. SERVICES TO BE RENDERED BY WILSHIRE TO THE ADVISER.

   (a) Wilshire will provide the Adviser the following information and services on an annual basis, or more frequently as described below or as may be reasonably requested by the Adviser from time to time:
       (i)    recommended asset allocation targets for each Fund,
       (ii) analysis of each underlying fund available (as communicated by Adviser to Wilshire) for investment by each Fund in order to evaluate its merits and understand its risk and return profile,
       (iii) recommendations as to the optimal combination of the underlying funds to assist Adviser in building each Fund,
       (iv)   provide background on Fund construction methodology,
       (v) performance charts and graphs, research publications and text for Adviser's use with sales representatives and financial Advisers,
       (vi) upon reasonable request of the Adviser, attend internal sales meetings to provide information about Wilshire and its investment process,
       (vii) no less frequently than quarterly, performance attribution and contribution reports detailing performance relative to benchmark and written performance commentary discussing fund performance and a summary of broader capital market events;
       (viii) such other information and reports regarding Wilshire's services to the Adviser that the Adviser may reasonably request; and
       (ix) upon reasonable request of Adviser, attend Trust's Board of Trustee meetings to provide information related to its services to the Adviser.

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   (b) Wilshire, at its expense, will furnish all necessary investment, administrative, and management staff (including salaries of personnel), facilities, and equipment necessary for it to execute its obligations under this Agreement.

3. NO DISCRETION

   Wilshire and the Adviser acknowledge and agree that Wilshire is not providing discretionary investment advice to the Adviser or the Funds, has no authority with respect to the Funds, and the Adviser is solely responsible for the implementation of the Funds' investment program.

4. NON-EXCLUSIVE RELATIONSHIP.

   The services provided by Wilshire under this Agreement are not to be deemed exclusive, and Wilshire shall be free to render similar or different services to others. The advice given and actions taken with respect to other clients, and Wilshire's own investment decisions, may be similar to or different from advice given with respect to the Adviser.

5. COMPENSATION.

   As compensation for the services to be rendered by Wilshire under the provisions of this Agreement, the Adviser will pay to Wilshire compensation in accordance with the fee schedule as set forth in Schedule B attached hereto. All fees are due and payable as set forth in Schedule B.

6. REPRESENTATIONS.

   (a) Representations of the Adviser. The Adviser represents, warrants and
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agrees that the Adviser (i) is registered as an investment adviser under the
Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Wilshire of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

   (b) Representations of Wilshire. Wilshire represents, warrants and agrees as
       ---------------------------
follows: Wilshire (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as

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this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify Wilshire from serving as an investment adviser pursuant to the Advisers Act.

7. TERM, TERMINATION AND ASSIGNMENT.

   This Agreement will operate on a continuous basis until terminated by either party with sixty (60) days' prior written notice to the other party. This Agreement shall automatically terminate in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason. Neither party shall assign this agreement without the prior written consent of the other party.

8. LIABILITY OF WILSHIRE.

   In the absence of willful misfeasance, bad faith or gross negligence on the part of Wilshire, or reckless disregard of its obligations and duties hereunder, neither Wilshire nor its officers, directors, employees or agents shall be subject to any liability for any action performed or not performed or for errors of judgment or mistake in providing the services hereunder.

9. CONFIDENTIAL INFORMATION

   (a) Wilshire will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Adviser, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

   (b) Notwithstanding the foregoing, Wilshire shall not disclose to any third party the "non-public portfolio holdings" of the Funds, unless (1) there is a legitimate business purpose for such disclosure, and (2) such third party agrees in writing with Wilshire to keep such information confidential and to not engage in trading based upon such information. "Non-public portfolio holdings" means holdings which have not first been made public by making a filing with the Securities and Exchange Commission which is required to include such portfolio holdings information.

10.USE OF NAME AND CONFLICT DISCLOSURE.

   (a) The Adviser may use Wilshire's name in reference to the services provided by Wilshire to the Adviser only with the prior written consent of Wilshire. The Adviser shall furnish to Wilshire, prior to its use, each piece of advertising, supplemental sales literature or other promotional materials in which Wilshire or any of its affiliates is named. Wilshire agrees to respond to any request for approval on a prompt and timely basis. Failure to

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respond within ten (10) calendar days to the Adviser shall relieve the Adviser of the obligation to obtain the prior written permission of Wilshire.

   (b) Wilshire may identify the Adviser as a Wilshire client in response to relevant inquiries relating to potential conflicts of interest from clients of other Wilshire services.

11.GOVERNING LAW.

   This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

12.NOTICES.

   Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

   (a) If to Wilshire:

   Wilshire Associates Incorporated
   1299 Ocean Avenue, 7/th/ Floor
   Santa Monica, CA 90401
   Attn: General Counsel

   (b) If to the Adviser:

   Lincoln Investment Advisers Corporation
   One Granite Place
   Concord, NH 03301
   Attn: Craig Moreshead

   IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

LINCOLN INVESTMENT ADVISERS              WILSHIRE ASSOCIATES
CORPORATION                              INCORPORATED

/s/ Daniel R. Hayes                      /s/ Lawrence E. Davanzo
---------------------------------------  --------------------------------------
Name: Daniel R. Hayes                    Name: Lawrence E. Davanzo
Title: President                         Title: President

Date: June 17, 2010                      Date: June 11, 2010

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                                  Schedule A
                     Funds Subject to Consulting Agreement

LVIP American Balanced Allocation Fund
LVIP American Income Allocation Fund
LVIP American Growth Allocation Fund

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